EXHIBIT 10.10

May 16, 2011

Peter B. LaMontagne
Chief Executive Officer
Paradigm Holdings, Inc.
9715 Key West Avenue, 3rd Floor
Rockville, Maryland  20850

Re:                 Waiver of Redemption

Dear Mr. LaMontagne:

We refer to that certain Paradigm Holdings, Inc. Certificate of Designations of Series A-1 Senior Preferred Stock (the “Certificate of Designations”) that governs the rights of the shares of Series A-1 Senior Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”), previously issued by Paradigm Holdings, Inc., a Nevada corporation (the “Company”), to each of Hale Capital Partners, LP, a Delaware limited partnership (“Hale Capital”), and EREF PARA, LLC (“EREF PARA” and, collectively with Hale Capital, the “Purchasers”).  Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Certificate of Designations.

You have informed us that the Company anticipates that it will be unable to redeem the shares of Series A-1 Preferred Stock outstanding as of February 9, 2012 pursuant to Section 7(a) of the Certificate of Designations (the “Mandatory Redemption Requirement”).

The Purchasers hereby agree that if the Company fails to redeem the Series A-1 Preferred Stock on February 9, 2012 (which redemption is triggered solely by the occurrence of the Maturity Date) pursuant to the Mandatory Redemption Requirement (the “Redemption Failure”), the Purchasers hereby expressly waive the Company’s compliance with the Mandatory Redemption Requirement on February 9, 2012 and the Company and the Purchasers hereby agree that the Maturity Date shall thereafter be extended until May 9, 2012, which shall thereafter constitute the Maturity Date for all purposes under the Certificate of Designations and the Redemption Failure shall not constitute an Event of Default under the Certificate of Designations.  If the Company fails to redeem the Series A-1 Preferred Stock either (i) on May 9, 2012 pursuant to the Mandatory Redemption Requirement (as revised pursuant to this letter)or (ii) as otherwise required under the Certificate of Designations, such failure shall constitute an Event of Default.

Please be advised that this waiver is limited to the instance set forth above and is not a waiver or relinquishment for the future of the Mandatory Redemption Requirement beyond May 9, 2012 and that any and all other requirements, obligations and covenants under the Certificate of Designations and any related agreements between the Company and the Purchasers shall remain in full force and effect.

The waivers and modifications set forth in this document will become effective upon receipt of this fully signed waiver letter.

Please indicate your acceptance and concurrence with the above provisions by signing below.

Sincerely,

HALE CAPITAL PARTNERS LP	Acknowledged and accepted on

PARADIGM HOLDINGS, INC.
By: /s/ Martin Hale Jr.
Name: Martin Hale Jr.
Title: Chief Executive Officer	By: /s/ Richard Sawchak
Name: Richard Sawchak
EREF PARA, LLC	Title: Chief Financial Officer

By: Hale Fund Management, LLC,
its Managing Member

By: /s/ Martin Hale Jr
Name: Martin Hale Jr.
Title: Chief Executive Officer